Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Lev Janashvili Vice President, Investor Relations Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	lev.janashvili@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

Research Triangle Park, NC (November 4, 2005) – Icagen, Inc. (NASDAQ: ICGN) today reported financial results for the third quarter ended September 30, 2005. Revenues for the third quarter of 2005 totaled $2.3 million. Net loss for the third quarter of 2005 was $4.8 million. As of September 30, 2005, cash and cash equivalents totaled $52.2 million.

P. Kay Wagoner, Ph.D., CEO of Icagen, noted, “Icagen continued to make strong progress, particularly in our sickle cell disease program, during the third quarter of 2005. During the quarter, we continued patient and site enrollment in our pivotal Phase III trial of ICA-17043 for the chronic oral treatment of sickle cell disease. We now have the substantial majority of our clinical sites activated, and patient enrollment is progressing according to plan. In addition, we continue to prepare for the initiation of a pediatric safety and pharmacokinetics study in the first half of 2006, and a study in sickle cell disease patients with pulmonary hypertension in the second half of 2006. During the quarter, we also reported favorable results of our open label extension study to the Phase II clinical trial.”

Pipeline Update

ICA-17043 for Sickle Cell Disease

—	During the third quarter of 2005, the Company continued patient and site enrollment in its pivotal Phase III clinical trial of ICA-17043. ICA-17043 has both orphan drug designation and fast-track status. This trial is designed to be a randomized, double-blind, placebo-controlled study in 300 patients. The primary endpoint for this study is vaso-occlusive crisis rate in the ICA-17043 arm versus vaso-occlusive crisis rate in the placebo arm. The Company plans to conduct the study at approximately 65 sites across the U.S. and in selected other countries. The study design includes an interim analysis by an independent data monitoring committee.

As of the end of the third quarter, approximately 55 sites had been initiated, including three international sites. The Company’s target timeframe for the completion of patient enrollment in the Phase III pivotal trial is the second half of 2006.

—	The Company reported data from its open label extension study to the Phase II clinical trial of ICA-17043 during October 2005.

—	The Company continues preparations for two additional clinical trials for ICA-17043 in the treatment of sickle cell disease. The first of these studies, expected to begin in the first half of 2006, will involve pediatric patients and will be primarily focused on the safety and pharmacokinetics of ICA-17043 in the pediatric population. The second of these studies, expected to begin in the second half of 2006, will involve sickle cell disease patients who have concomitant pulmonary hypertension, a common complication of this illness.

Other Clinical and Preclinical Programs

—	Development continued on the Company’s other clinical and preclinical programs, including the Company’s Phase I program in atrial fibrillation in collaboration with Bristol-Myers Squibb Company, the Company’s internal preclinical program in epilepsy and neuropathic pain, and the Company’s late-stage preclinical program in dementia, including Alzheimer’s disease, in collaboration with Astellas Pharma Inc., formerly Yamanouchi Pharmaceutical Co., Ltd.

Other Developments

As previously reported, during October Charles A. Sanders, M.D., who has served on the Icagen Board of Directors since 1997, was appointed Chairman of Icagen’s Board of Directors. Dr. Sanders has over forty years of experience in the pharmaceutical industry and academic medicine, including serving as chairman and chief executive officer of Glaxo Inc. from 1989 to May 1995 and as a member of the board of directors of Glaxo plc, and previously as general director of Massachusetts General Hospital and Professor of Medicine at Harvard Medical School. Dr. Sanders’ appointment follows the resignation from Icagen’s Board of Directors of H. Jefferson Leighton, Ph.D., who had served as Chairman since 1992.

Financials

Revenues for the third quarter of 2005 totaled $2.3 million, as compared to $1.8 million during the same period in 2004, an increase of 26%. The increase in revenues for the third quarter of 2005, as compared to the same period in 2004, was primarily due to increased cost sharing reimbursement from the Company’s collaboration with McNeil Consumer & Specialty Pharmaceuticals (“McNeil”) for the further clinical development of ICA-17043.

Operating expenses for the third quarter of 2005 were $7.5 million, as compared to $5.4 million for the same period in 2004, an increase of 39%. The increase in operating expenses for the third quarter of 2005, as compared to the same period in 2004, was primarily due to increased research and development expense related to the development of ICA-17043. In addition, general and administrative expense increased, primarily as a result of expenses associated with operating as a public company.

Net loss for the third quarter of 2005 was $4.8 million, as compared to $3.5 million for the same period in 2004, an increase of 37%, due primarily to higher research and development expenses and general and administrative expenses offset in part by an increase in revenues.

Revenues for the first nine months of 2005 totaled $6.1 million, as compared to $3.6 million during the same period in 2004, an increase of 70%. The increase in revenues for the first nine months of 2005, as compared to the same period in 2004, was primarily due to the initiation in June 2004 of the Company’s collaboration with McNeil for the further clinical development of ICA-17043.

Operating expenses for the first nine months of 2005 were $22.1 million, as compared to $15.9 million for the same period in 2004, an increase of 39%. The increase in operating expenses for the first nine months of 2005, as compared to the same period in 2004, was primarily due to increased research and development expense related to the development of ICA-17043 and the Company’s lead compounds for epilepsy and neuropathic pain. In addition, general and administrative expense increased, primarily as a result of expenses associated with operating as a public company.

Net loss for the first nine months of 2005 was $15.0 million, as compared to $12.2 million for the same period in 2004, an increase of 22%, due primarily to higher research and development expenses and general and administrative expenses, offset in part by an increase in revenues.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. ET.

To listen to the conference call, please dial:

•	800-683-1585 (United States and Canada)
•	973-935-2107 (International)

Please reference reservation number 6658004.

A webcast of this conference can be accessed at http://www.wsw.com/webcast/icgn/. The webcast will be archived for 90 days.

A playback of the call will be available from approximately 1:00 p.m. ET on November 4 through November 11, 2005 and may be accessed by dialing:

•	877-519-4471 (United States and Canada)
•	973-341-3080 (International)

Please reference reservation number 6658004.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

—	ICA-17043 for sickle cell disease, for which the Company is conducting a pivotal Phase III clinical trial;

—	a compound for atrial fibrillation, which is being developed by the Company’s collaborator Bristol-Myers Squibb Company and is in Phase I clinical trials;

—	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies; and

—	a compound for dementia, including Alzheimer’s disease, which is being developed by the Company’s collaborator Astellas Pharma, Inc., formerly Yamanouchi Pharmaceutical Co., Ltd., and is undergoing advanced preclinical testing.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain disorders, inflammatory disorders and glaucoma.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Certain Factors That May Affect Future Results” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 15, 2005. These risk factors include risks as to whether the Company’s products will advance in the clinical trials process, the timing of such clinical trials, whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company’s products, including ICA-17043, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Collaborative research and development revenues:
Research and development fees	$1,149	$1,222	$3,318	$2,937
Reimbursed research and development costs	1,165	609	2,757	645

Total collaborative research and development revenues	2,314	1,831	6,075	3,582

Operating expenses:
Research and development	6,253	4,848	18,724	13,905
General and administrative	1,265	551	3,332	2,014

Total operating expenses	7,518	5,399	22,056	15,919

Loss from operations	(5,204)	(3,568)	(15,981)	(12,337)
Other income, net	414	76	1,025	105

Net loss	$(4,790)	$(3,492)	$(14,956)	$(12,232)

Net loss per share—basic and diluted	$(0.22)	$(2.21)	$(0.79)	$(7.84)

Weighted average common shares outstanding—basic and diluted	21,772,101	1,583,548	18,870,614	1,560,086

Pro forma net loss per share assuming conversion of preferred stock—basic and diluted		$(0.21)	$(0.71)	$(0.75)

Pro forma weighted average common shares outstanding—basic and diluted		16,310,278	20,956,401	16,289,667

Unaudited pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding Preferred Stock into shares of the Company’s common stock effective upon the completion of the Company’s initial public offering as if such conversion had occurred at the date of the original issuance. The following table sets forth the computation of unaudited basic and diluted, and unaudited pro forma basic and diluted, net loss per share.

Icagen, Inc.

Reconciliation of Historical and Proforma Results

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Historical:
Numerator:
Net loss	$(4,790)	$(3,492)	$(14,956)	$(12,232)

Denominator:
Weighted-average common shares outstanding—basic and diluted	21,772,101	1,583,548	18,870,614	1,560,086

Net loss per share—basic and diluted	$(0.22)	$(2.21)	$(0.79)	$(7.84)

Pro Forma:
Numerator:
Net loss, as reported		$(3,492)	$(14,956)	$(12,232)

Denominator:
Shares used above		1,583,548	18,870,614	1,560,086
Pro forma adjustments to reflect assumed conversion of preferred stock, on a weighted-average basis		14,726,730	2,085,787	14,729,581

Shares used to compute pro forma basic and diluted net loss per share		16,310,278	20,956,401	16,289,667

Pro forma net loss per share—basic and diluted		$(0.21)	$(0.71)	$(0.75)

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
Assets
Cash and cash equivalents	$52,240	$30,217
Other current assets	1,989	3,460
Property and equipment, net	2,381	1,906
Technology licenses and related costs, net	2,389	2,506
Other long-term assets	8	48

Total assets	$59,007	$38,137

Liabilities and stockholders’ equity
Current liabilities	$6,034	$6,671
Deferred revenue, less current portion	12,760	13,507
Equipment debt financing, less current portion	1,334	732
Stockholders’ equity	38,879	17,227

Total liabilities and stockholders’ equity	$59,007	$38,137